UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2013

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 16, 2013, MetroCorp Bancshares, Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) with respect to certain proposals relating to the Agreement and Plan of Merger with East West Bancorp, Inc., a Delaware corporation (“East West”), pursuant to which the Company will be merged with and into East West, with East West surviving the merger (the “Merger”). A total of 12,957,964 shares of the Company’s common stock were present or represented by proxy at the Special Meeting, representing approximately 69.3% of all the votes entitled to be cast at the Special Meeting. Each of the proposals listed below is more fully described in the Company’s proxy statement dated as of November 8, 2013 and filed with the Securities and Exchange Commission. The matters submitted for a vote and the related results are as follows:

Proposal 1 – Adoption of the Agreement and Plan of Merger, dated as of September 18, 2013, by and between East West and the Company (the “Merger Proposal”).

Votes For	Votes Against	Abstentions	Broker Non-Votes
12,939,521	2,059	—	16,384

Proposal 2 – Approval, on an advisory (non-binding) basis, of specified compensation that may become payable to the named executive officers of the Company in connection with the Merger.

Votes For	Votes Against	Abstentions	Broker Non-Votes
12,760,365	176,547	—	21,052

Proposal 3 – Approval of one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
12,270,051	671,318	211	16,384

Pursuant to the foregoing votes, Proposals 1, 2 and 3 were approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC.
(Registrant)

Dated: December 17, 2013	By:	/s/ George M. Lee
George M. Lee
Co-Chairman, President and Chief Executive Officer